EXHIBIT 10.21

Severance Plan for Executive Employees

of PepsiCo, Inc. and Affiliates

(Effective September 24, 1998)

SECTION 1. Purpose

The Compensation Committee (the “Committee”) of the Board of Directors of PepsiCo, Inc. (the “Company”) has adopted the Severance Plan for Executive Employees of PepsiCo, Inc. and Affiliates (the “Plan”) effective September 24, 1998, to encourage Participants to remain with the Company in the event of a threatened or actual change in control of the Company.

SECTION 2. Definitions

For purposes of the Plan only, the following terms shall have the following meanings:

2.1 “Affiliate” means an entity listed on Schedule A to this Plan. Prior to a Change in Control, entities may from time to time be added to, or deleted from Schedule A as determined by the Company’s Chief Executive Officer.

2.2 “Base Salary” means a Participant’s annual rate of salary in effect on (a) the date on which a Change in Control occurs, or (b) the Termination Date, whichever is higher.

2.3 “Cause” means any of the following:

a.	willful misconduct;

b.	refusal to carry out job duties or resignation, in each case other than for Good Reason;

c.	conviction of a felony, or commission of any act which is a crime;

d.	refusal of a comparable position (in terms of pay, benefits and status) following a Change of Control, which position would not require Relocation.

2.4 “Change in Control” means the occurrence of any of the following events:

a.	Acquisition of 20% or more of the outstanding voting securities of the Company by another entity or group; excluding, however, the following: (i) any acquisition by the Company, or (ii) any acquisition by an employee benefit plan or related trust sponsored or maintained by the Company;

b.	During any consecutive two-year period, persons who constitute the Company’s Board of Directors at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period);

c.	Company shareholders approve a merger or consolidation of the Company with another company, and PepsiCo is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of the Company;

d.	Company shareholders approve a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets; or

e.	Any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of the Company, and which results in the occurrence of one or more of the events set forth in subsections a. through d. of this Section 2.4.

“Code” means the Intemal Revenue Code of 1986, as amended.

2.6 “Company” means PepsiCo, Inc. and, after a Change in Control, any successor thereto.

2.7 “Competing Business” means a business entity that markets, sells, distributes or produces any product, other than those of the Company, which competes with a snack or beverage product produced, marketed, sold or distributed by the Company.

2.8 “Confidential Information” means confidential proprietary information about the Company and its worldwide business, whether or not in writing, including but not limited to information about costs, profits, sales, marketing or business plans, existing or prospective customers, suppliers, possible acquisitions or divestitures, new products or markets, personnel, know- how, formulae, recipes, processes, equipment, discoveries, inventions, research, technical or scientific information and other data not accessible to the public, none of which is general industry knowledge.

“Effective Date” means September 24, 1998.

“Good Reason” means any of the following:

a.	Relocation required by the Company;

b.	reduction in compensation, benefits, target long-term incentive awards or compensation band; or

c.	significant reduction in job responsibilities or status.

2.11 “Participant” shall have the meaning ascribed to such term in Section 3.2 hereof.

2.12 “Relocation” means relocation of a Participant’s primary place of business in excess of thirty-five miles from such place’s current location or a requirement that, on a annual basis, a Participant work principally away from his primary place of business.

2. 13 “Target Bonus” means the annual incentive payable to a Participant under the Company’s or an Affiliate’s Executive Incentive Compensation Plan (or equivalent plan) for the performance period in progress when the Termination Date occurs, calculated on the assumption that the Company (or Affiliate) achieved 100% of the performance goals for such period.

2.14 “Termination” means (a) involuntary dismissal of a Participant from employment with the Company or with an Affiliate, or (b) resignation from employment for Good Reason, in each case within two years after a Change in Control.

2.15 “Termination Date” means the effective date of a Termination.

2.16 “Total Disability” means total and permanent disability as set forth in the Company’s Long-Term Disability Plan.

SECTION 3. Effective Date; Participation

3.1 Effective Date. This Plan is effective as of September 24, 1998, the date of its adoption by the Committee.

3.2 Participation. Participants shall be those executives of the Company or of an Affiliate who satisfy the criteria established from time to time by the Committee. The current criteria are set forth on Schedule B hereto. No Executive whose compensation is disclosed in the Company’s proxy statement for a particular year may be a Participant in the Plan for such year unless and until the Committee determines otherwise.

SECTION 4. Severance Benefits

4.1 Benefits. If there is a Termination of a Participant’s employment with the Company or an Affiliate without Cause (other than by reason of death or Total Disability) during the two-year period following a Change in Control, such Participant shall be entitled to the benefits provided in this Section 4.

a.	Lump Sum Payment. Subject to Section 4.2, following the Termination Date, the Company shall promptly pay such Participant a cash lump sum equal to two times the total of the Participant’s Base Salary and Target Bonus.

b.	Bonus Payment. Following the Termination Date, the Company shall also promptly pay such Participant a cash lump sum equal to the Participant’s Target Bonus for the year in which the Termination Date occurs.

c.	Deferred Compensation Plan Payment. The Company shall pay such Participant all amounts deferred under the Company’s Executive Income Deferral Program (the “Deferral Program”), but not yet paid, in accordance with the terms of the Deferral Program and the Participant’s elections thereunder; provided, however, that where there has been a Termination of a Participant’s employment as contemplated by this Section 4.1, notwithstanding any election to the contrary, the Participant shall have the right, for a period of 90 days after such Termination, to rescind all or any of his deferral elections under the Deferral Program and promptly receive payment of all compensation which was the subject of such deferrals and all amounts earned with respect to such deferred compensation.

d.	Continued Health and Welfare Benefits. For two years following Termination, the Company or an Affiliate shall provide such Participant with medical, dental, vision/hearing, accident, life, and short-term and long-term disability insurance coverages at the level provided to the Participant immediately prior to the Termination Date; provided, however, that if the Participant becomes employed by a new employer, the Participant’s coverage under the applicable Company or Affiliate plans shall continue, but the Participant’s coverage thereunder shall be secondary to (i.e., reduced by) any benefits provided under like plans of such new employer. The Participant shall pay any employee contribution required for active employees as in effect from time to time at and after the Termination Date.

e.	Payment of Accrued but Unpaid Amounts. After the Termination Date, the Company shall promptly pay the Participant earned but unpaid compensation.

4.2 Offset of Severance Payments. Notwithstanding the foregoing, if a Participant is entitled to receive severance benefits from the Company or an Affiliate under any other agreement (including offer letters), plan or statute, any payments actually made under this Section 4 will be offset by any payments due under such agreement, plan or statute.

4.3 Parachute Limitation. If payments or distributions by the Company to or for the benefit of a Participant, whether or not paid or distributed pursuant to this Plan or otherwise (the “Total Payments”), would subject the Participant to an excise tax under Section 4999 of the Code (such excise tax, together with any interest and penalties thereon, being referred to as the Excise Tax”) on “excess parachute payments” (as defined in Section 280G of the Code and the regulations related thereto (“Section 280G”)), then the Participant shall be entitled to an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes, including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments; provided, however, that if the amount of the Total Payments that exceeds three times the Participant’s “base amount” (as defined in Section 280G) is less than $25,000, then the Total Payments shall be reduced to the extent necessary so that the Total Payments would not subject the Participant to any Excise Tax. In the event such reduction is necessary with respect to a Participant, the Company shall reduce the Participant’s Total Payments by first reducing the Participant’s Total Payments that are not payable in case. Any calculation required by this Section 4.3 shall utilize tax rates reasonably related to a Participant’s anticipated total tax liabilities.

4.4 Pension and 401 (k) Plans. A Participant will continue to accrue pension benefits under the Company’s or an Affiliate’s tax qualified and non-qualified defined pension plans for a period of two years from the Termination Date. After such Date, such Participant may not continue contributions to the Company’s or an Affiliate’s 401 (k) Plan.

SECTION 5 Mitigation

A Participant shall not be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts payable under this Plan. Benefits under the Plan shall be offset by any amounts owed by the Participant to the Company or an Affiliate, such as expense advances or the value of property which has not been returned.

SECTION 6 Misconduct

If the Committee or its delegate determines that a Participant has at any time prior to the Participant’s Termination Date:

a.	accepted employment with a Competing Business;

b.	recruited or hired away employees of the Company;

c.	disclosed to an unauthorized person or misused Confidential Information of the Company,

then the Company may, in its sole discretion, withhold payments to a Participant under this Plan.

SECTION 7 Source and Payment of Benefits

This Plan is unfunded and benefits hereunder shall be paid by the Company from its general assets.

SECTION 8 Disputes

Any dispute or controversy arising under or in connection with this Plan, or a final denial of a claim hereunder, shall be settled exclusively by arbitration in the state of the Company’s headquarters, in accordance with the Rules of the American Arbitration Association then in effect.

SECTION 9 Withholding

The Company will, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Participant hereunder.

SECTION 10 Amendment and Termination of Plan

10.1 The Committee may at any time terminate, or from time to time amend the Plan; provided, however, that the Plan may not be terminated or amended after a Change in Control.

10.2 No amendment of the Plan shall, without a Participant’s express written consent, impair any of the benefits accrued or payable to a Participant under the Plan.

SECTION 11 Miscellaneous Provisions

11.1 Governing Law. This Plan shall be governed by and construed in accordance with the laws of North Carolina without giving effect to the principles of choice of law thereof.

11.2 Successors and Assigns. Except as otherwise provided herein, this Plan shall be binding upon and shall inure to the benefit of and be enforceable by the Company and the Participant and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Plan shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 11.2 shall continue to apply to each subsequent employer of the Participant hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

11.3 No Implied Employment. Nothing contained in this Plan, nor any decision as to the eligibility for severance pay or the determination of the amount of any benefits hereunder, shall be construed to confer upon any Participant, or any other individual, any right to be retained in the employ of the Company or to be rehired, and the right and power of the Company to dismiss or discharge any Participant or any other individual for any reason is specifically reserved.

11.4 No Assignment or Alienation of Benefits. The benefits payable under this Plan shall not be subject to assignment or alienation by the Participant or his or her beneficiaries, nor shall the benefits be subject to attachment. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void; no such interest shall be in any manner subject to levy, attachment or other legal process to enforce payment of any claim against a Participant, except to the extent required by law.

11.5 Invalidity. In the event of any provision of this Plan is held to be illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.